Exhibit 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-123888 and 333-186763) and on Form S-3 (No. 333-112752) of CDI Corp. of our report dated September 30, 2015, with respect to the balance sheet of EdgeRock Technologies, LLC as of December 31, 2014 and the related statement of income, comprehensive income, changes in members’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of CDI Corp. dated November 20, 2015.

/s/ Paresky Flitt and Co. LLP

Paresky Flitt and Co. LLP
Wayland, Massachusetts
November 20, 2015